Clean Diesel Technologies	Exhibit 10(n)

Clean Diesel Technologies, Inc.
300 Atlantic Street, Suite 702
Stamford, CT  06901
Tel:  (203) 327-7050
Fax:  (203) 323-0461
www.cdti.com

Please reply to:  UK Office
Tel: +44 1208 851213

Mr. Tim Rogers Esq.
98 Sutherland Avenue,
Biggin Hill
Kent
TN16 3HH
May 3, 2004

Subject:  Vice President, International Clean Diesel Technologies, Inc.

Dear Mr. Rogers,

Following a full review of the International business, I write to approve the following changes with respect to your employment with this company.

You will from immediate effect open up a UK representative office in London to service the needs of Clean Diesel Technologies’ International operations from Europe and Asia.

Furthermore in accordance with the agreed interim business plan, we will move to create a subsidiary in the UK where you will be appointed Managing Director additionally to you being V-P International.  We ask you to continue with the planning process, with the final Business Plan for being ready for adoption by the end of the year.

You will continue to report to the Chief Executive Officer.

Your salary remains at $225,000 but in recognition of the recent currency rate changes your salary will now be payable in GBP fixed at £133,000 per annum.

To reflect this added responsibility your employment as set out in your original basis of 6 (six) months salary notice either way.

All other terms and conditions of employment as set out in your original offer letter of 23rd September 2003 remain.

On behalf of the Board of Directors we thank you for your contribution and look forward to a successful 2004.

Yours Sincerely,

/s/ Jeremy Peter-Hoblyn
Chief Executive Officer

Accepted:  /s/ Tim Rogers
                          Tim Rogers